GANNETT SUPPLEMENTAL RETIREMENT PLAN
                   (Restated as of January 1, 1998)


ARTICLE ONE

Definitions

1.1  "Plan" means this Gannett Supplemental Retirement Plan.

1.2 "Funded Plan" means the Gannett Retirement Plan as it may pertain to a particular Employee.

1.3  "Company" means Gannett Co., Inc.

1.4  "Board" means the Board of Directors of Gannett Co., Inc.

1.5  "Committee" means the Gannett Benefit Plans Committee.

1.6 "Effective Date" means January 1, 1978. The effective date of this restatement is January 1, 1998.

1.7 "Employee" means any employee of the Company who (1) is paid through the Company's headquarters payroll system, operating as of the date of this restatement in Arlington, Virginia ("Corporate Payroll"), (2) is within "a select group of management or highly compensated employees" as this term is used in Title I of ERISA and (3) is designated by the Company's Benefit Plans Committee as being an eligible participant in the Plan and listed on Appendix A or B.

1.8  "Monthly Benefit" means:

     - for an Employee who began participating in the Plan on or before January 1, 1998 and who is listed in Appendix A, the Employee's monthly benefit, expressed as a single life annuity payable for the Employee's life, calculated using the formula set forth in Article VI of the Funded Plan but ignoring the benefit limitations in the Funded Plan required by Code Section 415 or the limitations on an Employee's compensation under Code Section 401(a)(17) and taking into account all amounts deferred under the Gannett Co., Inc. Deferred Compensation Plan.

     - for an Employee who began participating in the Plan after January 1, 1998 and who is listed in Appendix A, the Employee's monthly benefit, expressed as a single life annuity payable for the Employee's life, calculated using the formula under Article VI or Article VIA, whichever is used to calculate the Employee's benefit under the Funded Plan, but ignoring the benefit limitations in the Funded Plan required by Code
       Section 415 or the limitations on an Employee's compensation under Code
       Section 401(a)(17) and taking into account all amounts deferred under the Gannett Co., Inc. Deferred Compensation Plan.

     - for an Employee who began participating in the Plan after January 1, 1998 and who is listed in Appendix B, the Employee's monthly benefit, expressed as a single life annuity payable for the Employee's life, calculated using the formula set forth in Article VI of the Funded Plan but ignoring the benefit limitations in the Funded Plan required by Code
       Section 415 or the limitations on an Employee's compensation under Code
       Section 401(a)(17) and taking into account all amounts deferred under the Gannett Co., Inc. Deferred Compensation Plan.

1.9 "Normal Retirement Date" and "Early Retirement Date" mean the relevant dates in the Funded Plan as they apply to a particular Employee.

1.10 "Code" means the Internal Revenue Code of 1986 as amended, and regulations thereunder.


ARTICLE TWO

Purpose of Plan

2.1 The purpose of this Plan is to provide supplemental retirement benefits on an unfunded basis to certain highly compensated employees.


ARTICLE THREE

Eligibility and Vesting

3.1 All Employees shall be eligible to participate in this Plan. The Benefit Plans Committee has full discretionary authority to add or delete individuals from participation in this Plan by amending Appendix A or B. If an individual's name is removed from Appendix A or B, such individual shall have no rights to benefits under this Plan except for those benefits that have vested as of the date of removal or that will vest in the future pursuant to the last paragraph of Section 4.2.

     Benefits determined under Article Four shall vest pursuant to the same vesting schedule and vesting terms and conditions as are in effect from time to time under the Funded Plan.


ARTICLE FOUR

Benefits

4.1 The Company shall pay the benefits due under this Plan commencing within 30 days of retirement, disability, death or any other event that entitles an Employee or the Employee's beneficiary to receive benefits under the Funded Plan. Notwithstanding the foregoing, no benefits shall commence prior to the date an Employee attains or would have attained Early Retirement Age under the Funded Plan.

4.2 The benefit payable under this Plan is determined by (i) calculating the Employee's Monthly Benefit and (ii) subtracting from such monthly amount the actual benefit to which the Employee is entitled under the Funded Plan. For purposes of calculating the offset under subsection (ii), if the Employee's benefit is determined under Article VIA of the Funded Plan, it shall be converted to an actuarially equivalent single life annuity, determined as follows:

     - For those Employees who retire directly from active employment on or after their earliest Early Retirement Date, the Employee's benefit under the Funded Plan shall be converted to a single life annuity payable immediately at the Employee's retirement date.

     - For deferred vested Employees, the Employee's benefit under the Funded Plan shall be converted to a single life annuity payable at age 65.

     To the extent that the amount of an Employee's monthly benefit under the Funded Plan is increased or decreased (due, e.g., to a change in the 401(a)(17) or 415 limits or otherwise), the amount payable from this Plan shall increase or decrease accordingly.

     Notwithstanding the foregoing, an Employee's monthly benefit calculations under subsections (i) and (ii) above shall not take into account any of his or her service with Army Times, Asbury Park, Multimedia or their related businesses prior to the date that the Employee transfers to the Company's Corporate Payroll.

     If an Employee leaves the Company's Corporate Payroll, no further benefits shall accrue under this Plan, provided that service within the Company's controlled group will count for purposes of determining the vested portion of the benefit accrued to the date an Employee leaves the Company's Corporate Payroll.

4.3 The benefit payable under this Plan shall be payable in the same form as the form in which benefits are payable to the Employee under the Funded Plan, except that benefits under this Plan shall not be payable in the form of a "lump sum" distribution. If no timely election is made, or a timely election is not possible at the time benefits become payable (e.g., due to the death of a contingent annuitant or a change in marital status), the benefit payable to a single Employee will be paid in the form of a single life annuity and the benefit payable to a married Employee will be paid in the form of a joint and 100 percent spousal survivor annuity. In the case of a contingent annuitant annuity or any option other than a life-only annuity, the amount of the benefit shall be actuarially reduced to reflect that form of payment.

     If an Employee's benefit commences prior to his or her Normal Retirement Date, the benefit from this Plan shall be reduced in the same manner as provided for in the Funded Plan. If an Employee dies after becoming vested but before the Employee's benefit commences, a spouse, if surviving, shall be entitled to receive a monthly lifetime benefit equal to the benefit that would have been received had the Employee terminated employment on his or her date of death and retired on the first day of the month on or following the later of the Employee's date of death or the date that would have been the Employee's earliest Early Retirement Date, and elected a 100 percent spousal survivor annuity, and then died.

     Any actuarial adjustments required with respect to benefits payable under this Plan shall be accomplished by reference to the actuarial assumptions used in the Funded Plan.

4.4 The benefits payable under this Plan shall be paid by the Company each year out of assets which at all times shall be subject to the claims of the Company's creditors. The Company may in its discretion establish a trust in which to place assets from which such benefits are to be paid on behalf of all or some Employees, as determined by the Committee in its sole discretion, but neither the creation of such trust nor the transfer of funds to such trust shall render such assets unavailable to settle the claims of the Company's creditors.

     Notwithstanding the establishment of a trust, the Company intends this Plan to be unfunded for tax purposes and for purposes of Title I of ERISA. In addition, despite the existence of this Plan or an associated trust to pay promised benefits, Employees have the status of general unsecured creditors of the Company and the Plan constitutes a mere promise to make benefit payments in the future.


ARTICLE FIVE

Administration

5.1 This Plan shall be administered by the Committee which shall possess all powers necessary to administer the Plan, including but not limited to the sole discretion to interpret the Plan and to determine eligibility for benefits.

5.2 The Committee shall cause the benefits due each Employee from this Plan to be paid by the Company and/or trustee accordingly.

5.3 The Committee shall inform each Employee of any elections which the Employee may possess and shall record such choices along with such other information as may be necessary to administer the Plan.

5.4 The decisions made by, and the actions taken by, the Committee in the administration of this Plan shall be final and conclusive on all persons, and the members of the Committee shall not be subject to individual liability with respect to this Plan.


ARTICLE SIX

Amendment and Termination

6.1 While the Company intends to maintain this Plan for as long as necessary, the Board, or a committee of the Board acting on its behalf, reserves the right to amend and/or terminate it at any time for whatever reasons it may deem appropriate.

6.2 Notwithstanding the preceding Section, however, the Company hereby makes a contractual commitment to pay the benefits accrued under this Plan to the extent it is financially capable of meeting such obligation.


ARTICLE SEVEN

Miscellaneous

7.1 Nothing contained in this Plan shall be construed as a contract of employment between the Company and an Employee, or as a right of any Employee to be continued in the employment of the Company, or as a limitation of the right of the Company to discharge any of its Employees, with or without cause.

7.2 An Employee's rights to benefit payments under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Employee or the Employee's beneficiary or contingent annuitant.


IN WITNESS WHEREOF, the Company has caused this restated Plan document to be executed by its duly authorized officer this 16th day of December 1999.



                                   GANNETT CO., INC.



                                   By: /s/ Richard L. Clapp
                                       ---------------------
                                       Richard L. Clapp
                                       Senior Vice President/
                                       Human Resources

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